EXHIBIT 99.2

[GRAPHIC OMITTED]  Smurfit-Stone

For Immediate Release                 Contact:     Timothy McKenna (investors)
                                                   312-580-4637, 314-746-1254
                                                   Tom Lange (media)
                                                   314-746-1236

                  SMURFIT-STONE CONTAINER CORPORATION ANNOUNCES
                   DETAILS OF ITS PLANNED CONTAINERBOARD MILL
                     CAPACITY REDUCTION OF 1.1 MILLION TONS;
                  MARKET PULP REDUCTION TO EXCEED 300,000 TONS

         CHICAGO, December 1, 1998 - Smurfit-Stone Container Corporation (NASDAQ: SSCC) today announced its intention to discontinue containerboard mill and market pulp manufacturing operations at four U.S. mills and one Canadian mill. The facilities annually produce approximately 1.1 million tons of containerboard and 325,000 tons of market pulp.

         The announcement provides the details of a major restructuring first announced on November 24.

         The U.S. mill locations are Alton, Illinois; Circleville, Ohio; Jacksonville, Florida; and Port Wentworth, Georgia. Market pulp operations will be discontinued at the Canadian mill located in Bathurst, New Brunswick, and at the Port Wentworth facility. Bathurst will continue to manufacture containerboard. Smurfit-Stone has two mills in Jacksonville - one recycled and one kraft. The company plans to continue operations at its recycled mill.

         As previously announced, Smurfit-Stone expects its recently completed merger and the restructuring to generate annual cost savings of approximately $350 million, prior to any asset divestitures. The majority of those cost savings are expected to be achieved within the next 24 months.

         "The shutdown of less efficient operations is a key part of Smurfit-Stone's overall strategy to achieve synergies," said Roger Stone, Smurfit-Stone president and chief executive officer. "Unfortunately, that leads to some very difficult decisions in terms of employee reduction. However, the long-term profitability of our company, as well as the creation of additional value, is dependent upon this restructuring process."

         Following the restructuring, SSCC will reduce its annual U.S. linerboard capacity at wholly owned mills from approximately 4.8 million tons to
4.1 million tons and its U.S. medium capacity from 1.7 million tons to 1.3 million tons. The company will have Canadian linerboard capacity of approximately 245,000 tons and medium capacity of about 225,000 tons. In addition, Smurfit-Stone will reduce its U.S. market pulp capacity from 600,000 tons to 340,000 tons. Its Canadian market pulp capacity will be reduced from over 300,000 tons to about 240,000 tons of specialty pulp.

         Numerous factors were taken into consideration in making the decision, including near- and long-term capital requirements, operating margins, cash flow, strategic fit, closure costs and potential costs of re-opening. SSCC's intention is to discontinue these operations for an indefinite period.

         All four of the affected containerboard mills are currently taking market-related downtime. Alton and Circleville began taking downtime November 23; Jacksonville began taking downtime October 29; and Port Wentworth October 4.

         Approximately 1,400 employees will be affected at the five mill locations. In addition, the company will eliminate approximately 260 staff positions as part of the restructuring.

         As previously announced, Smurfit-Stone expects to take a one-time charge in the range of $300-$350 million during the fourth quarter in connection with the restructuring and other actions associated with the company's recently completed merger. The charge will include the write-down of the value of the idled mill capacity, the closure costs and write-down of other manufacturing operations, as well as severance costs associated with reducing manufacturing employment and eliminating overhead costs. The actual amounts to be included in the charge will be finalized prior to year-end. Also as previously announced, the company anticipates that the restructuring will reduce Smurfit-Stone's employment by up to 10 percent of the 36,000 total.

         Smurfit-Stone is the industry's leading manufacturer of paper-based packaging, including corrugated containers, folding cartons, industrial bags and other consumer and industrial packaging. It is the largest producer of containerboard, boxboard and kraft paper, and the largest collector, marketer, and exporter of recovered fiber. The company operates more than 300 facilities worldwide.

                                      # # #

         This document contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, about Smurfit-Stone Container Corporation. Although the company believes that, in making any such statements, its expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this document, the words "anticipates," "believes," "expects," "intends," and similar expressions as they relate to Smurfit-Stone Container Corporation or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond the control of Smurfit-Stone Container Corporation include: the impact of general economic conditions in the U.S. and Canada and in other countries in which the companies and their subsidiaries currently do business (including Asia, Europe and Latin and South America); industry conditions, including competition and product and raw material prices; fluctuations in exchange rates and currency values; capital expenditure requirements; legislative or regulatory requirements, particularly concerning environmental matters; interest rates; access to capital markets; and the timing of and value received in connection with asset divestitures and other corporate transactions. The actual results, performance or achievement by Smurfit-Stone Container Corporation could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of Smurfit-Stone Container Corporation.


                       Smurfit-Stone Container Corporation
               150 North Michigan Avenue, Chicago, Illinois 60601
                      phone 312-580-4637 fax 312-580-3486
                 8182 Maryland Avenue, Clayton, Missouri 63105
                      phone 314-746-1254 fax 314-746-1347